EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Micrus Endovascular Corporation 2005 Equity Incentive Plan and the 2005 Employee Stock Purchase Plan of our report dated June 7, 2007, relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting, which appears in Micrus Endovascular Corporation’s Annual Report on Form 10-K for the year ended March 31, 2007.
/s/ PricewaterhouseCoopers LLP
San Jose, California
August 15, 2007